Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
Hinge Health, Inc. (“we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Class A common stock, par value $0.00001 per share. The following summary describes our capital stock and certain provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, the amended and restated investors’ rights agreement to which we and certain of our stockholders are parties (the “Investors Rights Agreement”), and of the Delaware General Corporation Law (the “DGCL”). Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation, our amended and restated bylaws, and the Investors’ Rights Agreement, copies of which have been filed publicly with the U.S. Securities and Exchange Commission (the “SEC”), and the applicable provisions of the DGCL.
General
Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, par value $0.00001 per share, 120,000,000 shares of Class B common stock, par value $0.00001 per share, 4,330,341 shares of Series E preferred stock, par value $0.00001 per share, and 100,000,000 shares of undesignated preferred stock, par value $0.00001 per share.
Class A Common Stock and Class B Common Stock
We have two series of authorized common stock: Class A common stock and Class B common stock.
Voting Rights
Each holder of our Class A common stock is entitled to one vote per share and each holder of our Class B common stock is entitled to 15 votes per share on all matters submitted to a vote of the stockholders. The holders of our Class A common stock, Class B common stock and Series E preferred stock generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation, except that shares of Series E preferred stock are not entitled to vote with respect to election of directors. Delaware law could require either holders of our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:
•if we were to seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and
•if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
Our amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors. Our amended and restated certificate of incorporation provides for a classified board of directors, divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Dividends
Subject to preferences that may be applicable to any then outstanding preferred stock, which includes shares of our Series E preferred stock that remain outstanding and have not been converted into shares of our Class B common stock, holders of our Class A common stock and Class B common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of legally available funds.
Conversion
Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock converts automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers further described in our amended and restated certificate of incorporation, including estate planning or charitable transfers where exclusive voting control with respect to the shares of our Class B common stock is retained by the transferring holder, transfers from Daniel Perez or Gabriel Mecklenburg (our “Founders”) to the other Founder, and transfers to affiliates or certain other related entities of the transferring holder.
Each share of Class B common stock not held of record or beneficially owned by a Founder or an affiliate of a Founder will automatically convert into one share of our Class A common stock upon the earlier of (i) 5:00 p.m. New York City time on May 21, 2032 (the “Class B Mandatory Conversion Time”), which is the seven-year anniversary of the effectiveness of our registration statement on Form S-1 for our initial public offering (the “Effective Time”), or (ii) 5:00 p.m. New York City time on the date when such holder and its affiliates cease to beneficially own in the aggregate a number of shares of capital stock equal to at least 50% of the capital stock that such holder and its affiliates beneficially owned in the aggregate as of the Effective Time.
In addition, each share of Class B common stock held by our Founders or an affiliate of a Founder will automatically convert into one share of Class A common stock upon the earlier of (i) 5:00 p.m. New York City time on the date when such Founder and such Founder’s affiliates cease to beneficially own in the aggregate a number of shares of capital stock equal to at least 50% of the capital stock that such Founder and such Founder’s affiliates beneficially owned in the aggregate as of the Effective Time (which initial and subsequent beneficial ownership calculations shall include only the net issuance share amount upon vesting and settlement of RSUs, after giving effect to the withholding of shares by the company to cover all federal and state tax liabilities of such Founder relating to such settlement at the maximum applicable rates) or (b) 5:00 p.m. New York City time on the date that such Founder is no longer an employee or a director of the company.
Once converted into Class A common stock, the Class B common stock may not be reissued.
Right to Receive Liquidation Distributions
In the event of our liquidation, dissolution, or winding up, holders of our Class A common stock and Class B common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders, after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of our preferred stock, which will include shares of our Series E preferred stock that remain outstanding and have not been converted into shares of our common stock as of such time.
No Preemptive or Similar Rights
Our Class A common stock and Class B common stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions. The rights, preferences, and privileges of the holders of our Class A common stock and Class B common stock are subject to, and may be adversely affected by, the rights of the holders of our Series E preferred stock and the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Non-Assessable
All of the outstanding shares of our Class A common stock and Class B common stock are fully paid and non-assessable.
Preferred Stock
We have two series of authorized preferred stock: Series E preferred stock and undesignated preferred stock.
Series E Preferred Stock
Voting Rights. The holders of our Series E preferred stock vote as though their shares of Series E preferred stock have been converted into shares of Class B common stock (which conversion ratio is subject to any anti-dilution adjustment), with 15 votes per share on all matters submitted to a vote of the stockholders; provided, however, that the Series E preferred stock does not entitle such holder to vote with respect to the election of directors. The holders of our Series E preferred stock retain additional rights, including the requirement that the Series E holders provide their affirmative vote or written consent in order for us to (i) amend, alter or repeal of any provision of our amended and restated certificate of incorporation or amended and restated bylaws in a manner that materially adversely affects the holders of our Series E preferred stock, (ii) waive the rights, preferences, and privileges of the Series E preferred stock including any waiver of the anti-dilution adjustment, (iii) waive the classification of a transaction as a “liquidation transaction” or any distribution of proceeds in connection with our liquidation, dissolution or winding up, or with a merger or consolidation or any other liquidation transaction, (iv) amend, alter, or repeal the definition of the threshold for the Series E voting rights, or (v) increase or decrease (other than by conversion) the total number of authorized shares of Series E preferred stock. A “liquidation transaction” occurs if we (i) sell, convey, exclusively license or otherwise dispose of all or substantially all of our assets, property or business, in one transaction or a series of related transactions, (ii) merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary), in one transaction or a series of related transactions, or (iii) effect our liquidation, dissolution or winding up; provided that none of the foregoing will be considered a liquidation transaction if the transaction is: (A) a merger effected exclusively for the purpose of changing our domicile or (B) a bona fide equity financing in which we are the surviving corporation.
Dividends. If our board of directors declares a dividend while shares of our Series E preferred stock remain outstanding, then such shares of Series E preferred stock shall first receive, or simultaneously receive, a dividend on each then outstanding share of Series E preferred stock in an amount at least equal to the dividend payable on each share of Series E preferred stock determined as if all shares of such Series E preferred stock had been converted into the applicable series of common stock.
Conversion. Our Series E preferred stock has no stated maturity and will remain outstanding until all shares of our Series E preferred stock are converted into common stock. Each share of Series E preferred stock will be initially convertible into one share of Class B common stock (subject to any anti-dilution adjustment) at any time at the option of the holder, except that the shares of our Series E preferred stock will automatically convert into an equal number of shares of our Class A common stock or Class B common stock, as applicable (subject to any anti-dilution adjustment), upon the sale of our common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act where the public offering price is at least $77.46420 per share and we receive at least $100.0 million in aggregate cash proceeds, net of underwriting discounts and commissions. However, each share of Series E preferred stock will not be convertible into Class B common stock and instead will be convertible into Class A common stock (i) after the Class B Mandatory Conversion Time, (ii) after the date any person and such person affiliates that beneficially owned shares of our Series E preferred stock as of the Effective Time cease to beneficially own in the aggregate a number of shares of capital stock equal to at least 50% of the capital stock that such person and such person’s affiliates beneficially owned in the aggregate as of the Effective Time, or (iii) at any time that such Series E preferred stock is held by any person who was not the beneficial owner of such shares of Series E preferred stock as of the Effective Time. Once converted into common stock, the Series E preferred stock may not be reissued.

Anti-Dilution Adjustments. Subject to certain exceptions, any time we issue additional shares of capital stock without consideration or for consideration less than the Series E preferred stock conversion price, the Series E preferred stock conversion price will be automatically adjusted downward according to a broad-based weighted average formula, according to which the Series E preferred stock conversion price will be automatically adjusted by a fraction, (x) the numerator of which shall be the number of shares of common stock outstanding and deemed issued according to our amended and restated certificate of incorporation (“Outstanding Common”) plus the number of shares of common stock that the aggregate consideration received by us for such issuance of the Additional Stock (as defined below) would purchase at such conversion price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. “Additional Stock” is any common stock issued or deemed issued by us after October 22, 2021, other than (i) securities issued pursuant to stock splits, stock dividends and similar transactions, (ii) securities issuable upon conversion, exchange or exercise of convertible, exchangeable or exercisable securities outstanding as of October 22, 2021, including, without limitation, warrants, notes or options, (iii) common stock issued or issuable pursuant to our stock option plans or restricted stock plans or agreements, (iv) our sale of common stock issued or issuable in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, (v) securities issued or issuable as consideration for the acquisition by us of another company or business approved by our board of directors, (vi) securities issued or issuable primarily for non-equity financing purposes to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions approved by the board of directors, (vii) securities issued or issuable to an entity as a component of any business relationship with such entity primarily for the purpose of (a) joint venture, technology licensing or development activities, (b) distribution, supply or manufacture of our products or services or (c) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the board of directors, (viii) common stock issued or issuable upon conversion of the preferred stock and (ix) securities issued or issuable in any other transaction for a consideration per share of less than the Series E preferred stock conversion price if the holders of our Series E preferred stock provide their affirmative vote.
Fractional Shares. We will not issue any fraction of a share of common stock upon any conversion of our Series E preferred stock. If the issuance would result in the issuance of a fraction of a share of common stock, the number of shares of common stock to be issued will be rounded down to the nearest whole share.
Right to Receive Liquidation Distribution. In the event of our liquidation, dissolution, or winding up, the holders of shares of our Series E preferred stock will be entitled to receive out of the net assets legally available for distribution to stockholders, after the payment of all of our debts and other liabilities, prior and in preference to any distribution of any assets to holders of our common stock, an amount of $77.46420 per share for each then outstanding share of Series E preferred stock plus any declared but unpaid dividends on such shares. In order to waive any distribution of proceeds in the event of our liquidation, dissolution, or winding up, the holders of our Series E preferred stock must provide their written consent or affirmative vote.
Redemption. The Series E preferred stock is not mandatorily redeemable.
Fully Paid and Non-Assessable. All of the outstanding shares of our Series E preferred stock are fully paid and non-assessable.

Blank Check Preferred Stock
Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the price of our common stock and the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.
Registration Rights
Certain holders of shares of our capital stock or their permitted transferees are entitled to rights with respect to the registration of these shares under the Securities Act of 1933, as amended (the “Securities Act”). These rights are provided under the terms of the Investors’ Rights Agreement, which was entered into in connection with our redeemable convertible preferred stock financings, and include Form S-1 and Form S-3 demand registration rights and piggyback registration rights. In any registration made pursuant to the Investors’ Rights Agreement, all fees, costs, and expenses of underwritten registrations will be borne by us and all underwriting discounts and commissions will be borne by the holders of the shares being registered (and in the case of Form S-3 demand registrations, pro rata by such holders participating in such registration). We will not be required to bear the expenses in connection with the exercise of the demand registration rights of a registration if the request is subsequently withdrawn at the request of the stockholders holding a majority of securities to be registered. In an underwritten public offering, the underwriters have the right, subject to specified conditions, to limit the number of shares such holders may include.
The registration rights terminate after the earlier of (i) at such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder’s shares during a three-month period without registration, (ii) upon a liquidation transaction, as defined in the Investors’ Rights Agreement, and (iii) upon the termination of the Investors’ Rights Agreement.
Form S-1 Demand Registration Rights
Certain holders of shares of our capital stock, or their permitted transferees, are entitled to Form S-1 demand registration rights. Under the terms of the Investors’ Rights Agreement, the holders representing a majority of the then outstanding shares that are entitled to registration rights can request that we file a registration statement on Form S-1 covering all or some of their shares as soon as practicable, and in any event within 90 days after the date of such request, if the aggregate price to the public of the shares offered is at least $10.0 million (net of underwriting discounts and commissions). We may be required to effect up to two registrations pursuant to this provision of the Investors’ Rights Agreement. We may postpone the filing of a registration statement once for up to 120 days in a 12-month period if our board of directors determines that the filing would be materially detrimental to us. We are not required to effect a Form S-1 demand registration under certain additional circumstances specified in the Investors’ Rights Agreement, including during the period beginning 90 days prior to our good faith estimate of the date of filing and ending on a date 90 days after the effective date of a registration statement filed by our initiation.

Form S-3 Demand Registration Rights
Certain holders of shares of our capital stock, or their permitted transferees, are also be entitled to Form S-3 demand registration rights. Under the terms of the Investors’ Rights Agreement, at any time once we are eligible to file a registration statement on Form S-3, the holders representing a majority of the then outstanding shares that are entitled to registration rights can request that we file a registration statement on Form S-3 covering all or some of their shares, as soon as practicable, if the aggregate price to the public of the shares offered is at least $5.0 million (net of underwriting discounts and commissions). The holders may only require us to effect at most two registration statements on Form S-3 in any 12-month period. We may postpone the filing of a registration statement once for up to 120 days in a 12-month period if our board of directors determines that the filing would be materially detrimental to us. We are not required to effect a Form S-3 registration under certain additional circumstances specified in the Investors’ Rights Agreement, including during the period ending on a date 180 days after the effective date of a registration statement filed by our initiation.
Piggyback Registration Rights
If we register any of our securities for public sale, certain holders of shares of our capital stock entitled to registration rights, or their permitted transferees, will have the right to include their shares in the registration statement. However, this right does not apply to a registration relating to the sale of securities pursuant to any company stock plan, a registration relating to an SEC Rule 145 transaction, a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered, or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the common stock. The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders if they determine that marketing factors require limitation, in which case the number of shares to be registered will be apportioned pro rata among these holders, according to the total amount of securities entitled to be included by each holder, or in such other proportions as shall mutually be agreed to by such holders. However, in no event shall (a) the amount of securities of the holders included in the offering be reduced below 20% of the total amount of securities included in such offering or (b) any securities held by a Founder be included if any securities held by any holder are excluded unless all other securities of such holders are first entirely excluded from the underwriting.
Anti-Takeover Provisions
Certain provisions of Delaware law, our amended and restated certificate of incorporation, and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of our company.
Dual Class Stock and Series E Preferred Stock
Our amended and restated certificate of incorporation provides for a dual class common stock structure, which provides our Founders and certain investors, including the holders of our Series E preferred stock, with significant influence over all matters requiring stockholder approval, including significant corporate transactions, such as a merger or other sale of our company or its assets, and in the case of the holders of our Class B common stock, the election of directors. The holders of our Series E preferred stock retain additional rights, including, among other things, that it must provide its affirmative vote or written consent for certain amendments to our amended and restated certificate of incorporation or amended and restated bylaws, the waiver of the classification of a transaction as a “liquidation transaction” and the waiver of any distribution of proceeds in connection with our liquidation, dissolution or winding up, or a merger, consolidation or “liquidation transaction.”
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the provisions related to the Series E preferred stock and the following:
Classified Board. Our amended and restated certificate of incorporation further provides that our board of directors is divided into three classes, Class I, Class II, and Class III, with each class serving staggered three-year terms. In addition, directors may only be removed from the board of directors for cause. The existence of a classified board could delay a potential acquirer from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential acquirer.
Board of Directors Vacancies. Our amended and restated certificate of incorporation and our amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats, unless our board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by our stockholders. In addition, the number of directors constituting our board of directors are permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors and promotes continuity of management.

Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation provides that our stockholders may not take action by written consent (except for actions by the holders of our Series E preferred stock with regard to rights held solely by the holders of our Series E preferred stock), but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock is not able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated certificate of incorporation further provides that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, or our Chief Executive Officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
No Cumulative Voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.
Amendment of Certificate of Incorporation and Bylaws Provisions. Amendments to our amended and restated certificate of incorporation require the approval of 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Our amended and restated bylaws provide that approval of stockholders holding 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class is required for stockholders to amend or adopt any provision of our bylaws. Additionally, our amended and restated certificate of incorporation requires the consent of the holders of our Series E preferred stock for any amendment, alteration or repeal of any provision of our amended and restated certification of incorporation or amended and restated bylaws in a manner that would materially adversely affect such holder.
Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by our stockholders, to issue up to 100.0 million shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.

Choice of Forum. Our amended and restated certificate of incorporation provides, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or stockholders to us or to our stockholders; any action asserting a claim against us arising pursuant to the DGCL, our amended and restated certificate of incorporation, or our amended and restated bylaws (as either may be amended from time to time); or any action asserting a claim against us that is governed by the internal affairs doctrine. As a result, any action brought by any of our stockholders with regard to any of these matters will need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created solely by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Our amended and restated certificate of incorporation also provides that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action against us or any defendant arising under the Securities Act. Nothing in our amended and restated certificate of incorporation precludes stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.
If any action the subject matter of which is within the scope described above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”), in the name of any stockholder, such stockholder shall be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the applicable provisions of our amended and restated certificate of incorporation and having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Although our amended and restated certificate of incorporation contains the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
Listing
Our Class A common stock is listed on the New York Stock Exchange under the symbol “HNGE.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall Street, Canton, MA 02021.